                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933


                              BIOPURE CORPORATION
             (Exact name of Registrant as specified in its charter)


             DELAWARE                                      04-2836871
   (State or other jurisdiction                         (I.R.S. Employer
 of incorporation or organization)                     Identification No.)


                                11 Hurley Street
                         Cambridge, Massachusetts 02141

                    (Address of Principal Executive Offices)

                             1988 STOCK OPTION PLAN
                             1998 STOCK OPTION PLAN
                   1999 OMNIBUS SECURITIES AND INCENTIVE PLAN
                            (Full title of the plans)

                                   JANE KOBER
                              SENIOR VICE PRESIDENT
                               Biopure Corporation
                                11 Hurley Street
                            Cambridge, Massachusetts
                     (Name and address of agent for service)
                                 (617) 234-6500
          (Telephone number, including area code, of agent for service)

                   ------------------------------------------

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
         Title of                                                  Proposed Maximum                     Amount of
       Securities To                 Amount To Be                      Aggregate                       Registration
       Be Registered                Registered(1)                  Offering Price(2)                       Fee
-----------------------------------------------------------------------------------------------------------------------------
Class A                               2,470,490                       $39,945,132                        $10,546
Common Stock
=============================================================================================================================

(1) The number of shares of Class A common stock, par value $.01 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options granted or which hereafter may be granted under the plans identified above (the "Plans") and 9,681 shares for resale which were issued under the Plans.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act") as follows: the fee for the shares available for options not yet granted and the fee for the 9,681 shares being registered for resale are calculated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices per share of the Common Stock on the Nasdaq National Market ("Nasdaq") as of a date within 5 business days prior to filing this Registration Statement; the fee for options to purchase 2,000,873 shares is based on the option exercise prices.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         This Registration Statement includes two forms of Prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the "Plan Prospectus") will be sent or given to participants in the 1988 Stock Option Plan, the 1998 Stock Option Plan and the 1999 Omnibus Securities and Incentive Plan (the "Plans") as specified by Rule 428(b)(1) under the Securities Act. The second prospectus (the "Resale Prospectus") may be used in connection with reoffers and resales of shares of the class A common stock of Biopure Corporation (the "Company") acquired pursuant to the Plans prior to the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

         Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in both the Plan Prospectus and the Resale Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Company, 11 Hurley Street, Cambridge, MA 02141, (617) 234-6500.

                                   PROSPECTUS

                               BIOPURE CORPORATION

                                  9,681 Shares

                              Class A Common Stock

         The selling stockholders referred to in this prospectus may sell up to 9,681 shares of our class A common stock that have been issued to them upon the exercise of certain stock options. We are not selling any shares of our class A common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

         The selling stockholders may sell the shares of class A common stock described in this prospectus in a number of different ways and at varying prices. We provide more information in "Plan of Distribution."

         Our class A common stock is listed on the NASDAQ National Market under the symbol "BPUR." On January 31, 2000, the closing sale price of our class A common stock, as reported on the NASDAQ National Market, was $27.63.

         INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No underwriter is being utilized in connection with this offering. We will bear the costs of registering the shares to be sold by the selling stockholders under the Securities Act.

         The information in this prospectus is not complete and may change. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               The date of this prospectus is February 3, 2000.

                                TABLE OF CONTENTS

                                                           Page


Prospectus Summary.......................................   3
Risk Factors.............................................   5
Selling Stockholders.....................................  12
Plan of Distribution.....................................  13
Where You Can Get More Information.......................  15
Experts..................................................  16

                               PROSPECTUS SUMMARY

         The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus and our Annual Report on Form 10-K for the year ended October 31, 1999 for more information on our business and the risks involved in investing in our stock.

                                     BIOPURE

         Biopure is a leading developer, manufacturer and marketer of oxygen therapeutics. Our oxygen therapeutics are pharmaceuticals administered intravenously into the circulatory system to increase oxygen delivery to the body's tissues. We have developed and manufacture two hemoglobin-based oxygen therapeutic products -- Hemopure, for human use, and Oxyglobin, for veterinary use. Hemopure is currently in a pivotal Phase III clinical trial in the United States. Oxyglobin, the only hemoglobin-based oxygen carrier approved by the U.S. Food and Drug Administration, or the FDA, has been commercially available in the United States since March 1998 for the treatment of anemia in dogs, regardless of cause. Oxyglobin was approved for sale in the European Union in December 1999.

         Acute blood loss and other medical conditions can disrupt the delivery of oxygen to the body's tissues. A red blood cell transfusion is the standard therapy for blood loss. Hemopure compares favorably to transfused red blood cells in that it:

         - is highly purified by proprietary and patented processes to remove possible infectious agents;

         - has a two-year shelf life as compared to blood's 42-day shelf life;

         -    does not require refrigeration;

         -    maintains full oxygen-releasing capability during storage;

         - does not require blood typing or other tests for compatibility; and

         - has an abundant, low-cost raw material source -- bovine red blood cells.

         We believe that Hemopure also has potential for use in the treatment of other critical care conditions such as trauma, ischemic conditions, including stroke and heart attack, and malignant hypoxic, or oxygen deficient, tumors.
Hemopure:

         - is significantly smaller in molecular size than red blood cells, so it can flow around partial blockages and through constricted vessels;

         - is less viscous than red blood cells and, therefore, possesses better flow characteristics;

         - is chemically designed to release more oxygen than the hemoglobin contained in red blood cells; and

         -    facilitates the release of oxygen from red blood cells.

         We have infused Hemopure into 421 humans in 19 completed clinical trials at doses of up to 244 grams of hemoglobin contained in approximately two liters, or eight units, of Hemopure. We believe Hemopure is a safe, effective alternative to red blood cell transfusion after blood loss from surgery. Our trials demonstrate Hemopure's efficacy as measured by the elimination of a significant percentage of red blood cell transfusions. Biopure has filed for Hemopure marketing approval as an alternative to red blood cell transfusions for specified surgical procedures in South Africa in July 1999 and expects to file in the United States in 2000.

         Oxyglobin is identical to Hemopure except for its molecular size distribution. Veterinarians report successful use of Oxyglobin in critical care situations involving blood loss, destruction of red blood cells and ineffective production of red blood cells in dogs.

         Biopure operates a large-scale manufacturing facility with adequate capacity to produce both Oxyglobin for commercial sale and Hemopure for clinical trials and market introduction following FDA approval. Biopure believes that its manufacturing facilities comply with current Good Manufacturing Practices established by the FDA.

         Biopure's incorporation occurred in 1984 in Delaware. Our address is 11 Hurley Street, Cambridge, Massachusetts 02141 and our telephone number is (617) 234-6500.

                                  RISK FACTORS

         You should carefully consider each of the risks and uncertainties described below and all of the other information contained in this prospectus before deciding to invest in shares of our class A common stock. The trading price of our class A common stock could decline if any of the following risks and uncertainties develop into actual events, and you may lose all or part of the money you paid to buy our class A common stock.

COMPANY RISKS

IF WE CANNOT GENERATE ADEQUATE, PROFITABLE SALES OF HEMOPURE, WE WILL NOT BE SUCCESSFUL

         In order to succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives.

         Even if we succeed in developing Hemopure commercially, a number of factors may affect future sales of our product. These factors include:

         - whether physicians, patients and clinicians accept Hemopure as a cost-effective and therapeutic alternative to other products, including donated human blood;

         - whether reimbursement for the cost of Hemopure is available; and

         - whether the public accepts the use of a natural protein product extracted from bovine red blood cells in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease".

IF WE FAIL TO OBTAIN FDA APPROVAL, WE CANNOT MARKET HEMOPURE IN THE UNITED
STATES

         We will not be able to market Hemopure in the United States until we receive FDA approval. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success. We cannot apply for FDA approval to market Hemopure until the product successfully completes an ongoing U.S. pivotal Phase III clinical trial. Several factors may prevent successful completion of this clinical trial, including an inability to enroll the required number of patients and insufficient demonstration that Hemopure is safe and effective for use in humans. If safety problems develop, the FDA could stop our trial before its completion. Recent publicity about enrollment abuses in the pharmaceutical industry and regulatory actions taken with respect to some major research institutes engaged in the clinical testing of pharmaceutical products could affect the ability of Biopure to enroll patients in its clinical studies.

         Even if we complete the trial, we are not certain that we will be able to obtain FDA approval of Hemopure. We believe that our ongoing U.S. pivotal Phase III clinical trial is consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure. However, the FDA could change its view or require a change in study design, additional data or even further clinical trials prior to approval of Hemopure. If we fail to complete our ongoing U.S. pivotal Phase III clinical trial and obtain FDA approval, we cannot market Hemopure in the United States.

OUR FAILURE TO OBTAIN REGULATORY APPROVALS IN FOREIGN JURISDICTIONS WILL PREVENT US FROM MARKETING HEMOPURE ABROAD

         We also intend to market our products in international markets, including the European Union and South Africa. We must obtain separate regulatory approvals in order to market our products in the European Union, South Africa and many other foreign jurisdictions. The regulatory approval processes may differ among these jurisdictions. Approval in any one jurisdiction does not ensure approvals in a different jurisdiction. As a result, obtaining foreign approvals may require additional trials and additional expenses.

WE CANNOT EXPAND INDICATIONS FOR OUR PRODUCTS UNLESS WE RECEIVE FDA APPROVAL FOR EACH PROPOSED INDICATION

         The FDA requires a separate approval for each proposed indication for the use of Hemopure. We expect that our first indication for Hemopure will only involve its use in elective orthopedic surgery. Subsequently, we expect to expand Hemopure's indications. In order to do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure for indications which have been approved by the FDA. Moreover, it is possible that the FDA may require a label cautioning against Hemopure's use for any or all other indications.

         The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of cause. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

IF WE CANNOT FIND APPROPRIATE MARKETING PARTNERS, WE MAY NOT BE ABLE TO MARKET AND DISTRIBUTE HEMOPURE EFFECTIVELY

         Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the past, we entered into agreements with two established pharmaceutical companies to market our products upon successful completion of clinical development. These arrangements ended in 1996 and 1997. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

         If we seek an alliance with an experienced pharmaceutical company:

         - we may be unable to find a collaborative partner, enter into an alliance on favorable terms or enter into an alliance that will be successful;

         - any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

         - any marketing partner or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payments.

         If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors or recruiting, training and retaining a marketing staff and sales force of our own.

FAILURE TO INCREASE MANUFACTURING CAPACITY MAY IMPAIR HEMOPURE'S MARKET
ACCEPTANCE

         We will need to construct additional manufacturing facilities to meet annual demand in excess of 120,000 units of Hemopure. If Hemopure receives rapid market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot fill orders for Hemopure, customers might turn to alternative products and choose not to use Hemopure even after we have addressed our capacity shortage.

FAILURE TO RAISE ADDITIONAL FUNDS IN THE FUTURE MAY AFFECT THE DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS

         We require substantial working capital to properly develop, manufacture and sell our products. We expect to use a significant portion of the net proceeds of this offering to fund our working capital requirements. Additional manufacturing facilities will require additional financing. If such financing is not available when needed or is not available on acceptable terms, we may experience a delay in developing products, building manufacturing capacity or fulfilling other important goals.

OUR LACK OF OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

         Licensing fees, payments to us from investors and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history upon which to base an evaluation of our business and our prospects. We must successfully develop our products and product enhancements, achieve market acceptance of our products and respond to competition. We cannot guarantee that we will be successful in doing so, that we will ever be profitable or, if we are, that we will remain profitable on a quarterly or annual basis.

WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

         We have had annual losses from operations since our inception in 1984. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit. As of October 31, 1999, we had accumulated a deficit of $250.4 million. Our 1999 auditors' report stated that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, COMPETITION COULD FORCE US TO LOWER OUR PRICES, WHICH MIGHT REDUCE PROFITABILITY

         We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents. Oppositions to one of our European patents have already led to a narrowing of this patent in Europe and, since some oppositions are still pending, may lead to further narrowing or even a loss of this European patent.

         We have not filed patent applications in every country of the world. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in countries other than the United States and in regions other than Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

OUR PROFITABILITY WILL BE AFFECTED IF WE INCUR PRODUCT LIABILITY CLAIMS IN EXCESS OF OUR INSURANCE COVERAGE

         The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $10.0 million. Our profitability will be affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

REPLACING OUR SOLE SOURCE SUPPLIERS FOR KEY MATERIALS COULD RESULT IN UNEXPECTED DELAYS AND EXPENSES

         We obtain some key materials, including membranes and chemicals, from sole source suppliers. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to obtain supply contracts with new suppliers for substitute materials. If we need to locate a new supplier, the substitute or replacement materials will most likely be tested for equivalency. Such evaluations could delay development of a product, limit commercial sales of an FDA-approved product and cause us to incur significant additional expense. In addition, the time expended for such tests could delay the marketing of an FDA-approved product.

CONCENTRATION OF STOCK OWNERSHIP AND PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION COULD DISCOURAGE TAKEOVER TRANSACTIONS THAT A STOCKHOLDER MIGHT CONSIDER TO BE IN ITS BEST INTEREST

         Carl W. Rausch, one of our co-founders and our current Chairman and Chief Executive Officer, beneficially owns 24.7% of our outstanding class A common stock. As a result, Mr. Rausch has significant influence over the outcome of all matters requiring stockholder approval, including the election and removal of directors and a merger or consolidation of Biopure or sale of all or substantially all of our assets. Mr. Rausch's influence could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest. In addition, certain provisions of our Restated Certificate of Incorporation and by-laws, as well as the adoption of a proposed stockholders' rights plan, could discourage these transactions.

INDUSTRY RISKS

INTENSE COMPETITION COULD HARM OUR FINANCIAL PERFORMANCE

         The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to Hemopure. Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

         -    are also conducting clinical trials of their products;

         - may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

         - may have their products approved for marketing prior to Hemopure; and

         - may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

STRINGENT, ONGOING GOVERNMENT REGULATION AND INSPECTION OF OUR PRODUCTS COULD LEAD TO DELAYS IN THE MANUFACTURE, MARKETING AND SALE OF OUR PRODUCTS

         The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current Good Manufacturing Practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off- label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information.

         We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

HEALTH CARE REFORM AND CONTROLS ON HEALTH CARE SPENDING MAY LIMIT THE PRICE WE CHARGE FOR HEMOPURE AND THE AMOUNT WE CAN SELL

         The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could impact our ability to sell Hemopure in large quantities at profitable pricing.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT COULD AFFECT OUR PROFITABILITY

         Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our products at high enough prices to generate a profit.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the class A common stock, as of January 31, 2000, by one of the selling stockholders. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934.

                                                         Number of Shares
                      Number of Shares                    Beneficially
                        Beneficially         Shares       Owned After
   Selling             Owned Prior to         Being      Completion of
 Stockholder           this Offering         Offered     this Offering

 John Mossop               8,000              8,000          8,000




         Certain unnamed selling stockholders who are non-affiliates of Biopure may use this prospectus to sell up to 1000 shares of class A common stock. Because the selling stockholders may sell all or some portion of the shares of class A common stock beneficially owned by them, we cannot estimate with any certainty the number of shares of class A common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of class A common stock beneficially owned by them, all or a portion of the shares of class A common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

                              PLAN OF DISTRIBUTION

         The shares of class A common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. The selling stockholders may offer their shares of class A common stock in one or more of the following transactions:

         - on the NASDAQ National Market or any national securities exchange or quotation service on which our class A common stock is listed or quoted at the time of sale;

         -    in the over-the-counter market;

         -    in private transactions;

         -    through options;

         -    by pledge to secure debts and other obligations; or

         -    a combination of any of the above transactions.

         The shares of class A common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of class A common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of class A common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of class A common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may transfer, devise or gift shares by other means not described in this prospectus.

         To comply with the securities laws of certain jurisdictions, the class A common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of class A common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under the Securities Exchange Act of 1934, any person engaged in a distribution of the class A common stock may not simultaneously engage in market-making activities with respect to the class A common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of class A common stock by the selling stockholders or any such other person. These factors may affect the marketability of the class A common stock and the ability of brokers or dealers to engage in market-making activities.

         All expenses of this registration, estimated at approximately $15,000 will be paid by us. These expenses include the SEC's filing fees.

                       WHERE YOU CAN GET MORE INFORMATION

         We are a reporting company and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         -    Annual Report on Form 10-K for the year ended October 31,
              1999; and

         - Description of class A common stock contained in the Registration Statement on Form 8-A filed on July 26, 1999 under the Securities Exchange Act of 1934.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Biopure Corporation
                                11 Hurley Street
                               Cambridge, MA 02141
                                 (617) 234-6500

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     EXPERTS

         The consolidated financial statements of Biopure Corporation appearing in Biopure Corporation's Annual Report on Form 10-K for the year ended October 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE:

     The following documents filed by the Registrant with the Commission are incorporated herein by reference.

     (a) the Company's Annual Report on Form 10-K for the year ended October 31, 1999.

     (b) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 0-001- 15167), filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Jane Kober, Esq., the Company's counsel, is Senior Vice President, General Counsel and Secretary of the Company. As of January 23, 2000 Ms. Kober held 4,000 shares of Common Stock, options under the 1998 Stock Option Plan to purchase 33,333 shares of Common Stock and options under the 1999 Omnibus Securities and Incentive Plan to purchase 133,333 shares of Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Incorporated herein by reference from Registration Statement on Form S-1, No. 333-78829

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     The securities being resold pursuant to the resale prospectus contained in this Registration Statement were issued in reliance on the exemption from registration under Rule 701 of the Securities Act. Biopure's employees, directors and officers who exercised stock options represented their intentions to acquire the securities for investment purposes only and not with a view for distribution thereof, and appropriate restrictive legends were affixed to the shares of class A common stock issued pursuant to the exercise of stock options.

ITEM 8.  EXHIBITS.

     5. Opinion of Jane Kober, Esq., as to the legality of shares being registered.
     23.1 Consent of Jane Kober (included in opinion of counsel filed as Exhibit 5).
     23.2     Consent of Ernst & Young LLP.
     24. Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

ITEM 9.  UNDERTAKINGS.

     (a)      The undersigned Registrant hereby undertakes.

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
                  Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, state of Massachusetts, on this 1st day of February, 2000.

                                           BIOPURE CORPORATION


                                           By: /s/ Francis H. Murphy
                                               ---------------------------------
                                                   Francis H. Murphy
                                                   Chief Financial Officer

         Each person whose signature appears below constitutes and appoints Francis H. Murphy and Jane Kober, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Biopure Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     SIGNATURE                            TITLE                      DATE
     ---------                            -----                      ----

By: /s/ Carl W. Rausch                Chairman of the          February 1, 2000
    ------------------------------    Board, Chief
     Carl W. Rausch                   Executive
                                      Officer
                                      (principal
                                      executive
                                      officer)

By: /s/ Paul A. Looney                 Director,               February 1, 2000
   ------------------------------      President
    Paul A. Looney                     (principal
                                       operating
                                       officer)


By: /s/ Francis H. Murphy              Chief Financial         February 1, 2000
   ------------------------------      Officer
    Francis H. Murphy                  (principal
                                       financial and
                                       accounting
                                       officer)


By: /s/ David N. Judelson              Director                February 1, 2000
   ------------------------------
    David N. Judelson



By: /s/ Daniel P. Harrington           Director                February 1, 2000
   ------------------------------
    Daniel P. Harrington



By:
   ------------------------------      Director                February 1, 2000
    C. Everett Koop



By:                                    Director                February 1, 2000
   ------------------------------
    Charles A. Sanders,M.D.



By:                                    Director                February 1, 2000
   ------------------------------
    Stephen A. Kaplan

                                INDEX TO EXHIBITS

NUMBER               DESCRIPTION OF EXHIBIT                               PAGE
------               ----------------------                               ----

 5      -   Opinion of Jane Kober
23.1    -   Consent of Jane Kober (contained in Exhibit 5)                 __
23.2    -   Consent of Ernst & Young LLP                                   __
24      -   Power of Attorney (see "Power of Attorney" in the
            Registration Statement)                                        __